EXHIBIT 10.22

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of November 7, 2017, between 1847 Holdings LLC, a Delaware limited liability company (the “Company”), and Robert Barry, an individual (the “Executive”).

BACKGROUND

The Company has filed a registration statement on Form S-1, as may be amended (Registration No. 333-220844), relating to a firm commitment public offering of its securities (the “Public Offering”).

The Company wishes to secure the services of the Executive as Chief Financial Officer of the Company (with such other duties and/or offices in the Company or its affiliates as may be assigned by the Company, its Board of Directors, or Chief Executive Officer and as agreed to by Executive) effective as of the closing date of the Public Offering (the “Effective Date”), upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ the Executive in the position of Chief Financial Officer of the Company effective and have such duties and responsibilities as are reasonably assigned, delegated and determined as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s title (with such other duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, its Board of Directors, or Chief Executive Officer and as agreed to by Executive) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote his full customary business time and energies to the business of the Company and/or its affiliates to perform his duties hereunder.

2. Term of Employment. The term of this Employment Agreement (the “Term”) shall be for the initial period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, unless the Executive is earlier terminated as provided in Section 4 hereof.

3. Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

(a) Salary. An annual base salary of $237,500 (the “Base Salary”) payable not less frequently than monthly or at more frequent intervals in accordance with the then customary payroll practices of the Company. Base Salary shall increase by no less than five (5%) on each anniversary of the date hereof.

(b) Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive’s position with the Company. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees. Notwithstanding anything herein to the contrary, Executive shall receive health, medical, dental and visions insurance equal to or greater than that which Executive received with the Company immediately prior to entering into this Employment Agreement.

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(c) Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

(d) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year.

(e) Professional Development. The Executive shall be entitled to attend up to a total of forty (40) hours of continuing professional development classes necessary to maintain his license as a CPA in the States of North Carolina and Georgia. The cost of such professional development classes and license renewal will be an expense of the Company.

(f) Withholding of Taxes. The Company may withhold from any benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(g) Annual Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus of up to $50,000 in the discretion of the Board of Directors of the Company. The determination of the amount of the bonus shall be based on (i) the ability of the Executive to provide accurate financial reports to the Chief Executive Officer and the Board within the time frames established by the Board for such financial reporting, (ii) the ability of the Executive to deliver budgets and annual business plans for the Company and each subsidiary that are satisfactory to the Board and delivered within the time frames specified by the Board, and (iii) the ability of the Executive to cause the Company to satisfy its filing obligations with the Securities and Exchange Commission in a timely manner without extensions.

(h) Special Bonus. In addition to the annual bonus, the Executive shall be entitled to a bonus in the amount of $25,000 upon completion of the Public Offering.

(i) Equity Incentive. The Executive shall be permitted to participate in the Company’s equity incentive plan when and if such plan is adopted by the Board of Directors of the Company at a level that is consistent with his position with the Company. The determination of the equity award shall be in the discretion of the Board of Directors of the Company.

4. Termination.

(a) Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall termi-nate as of the date of his death except in Section 5(b) hereof.

(b) Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder for a period aggre-gating one hundred eighty (180) days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to the Executive, terminate this Employment Agreement, in which event the Term shall terminate ten (10) days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Employment Agreement because of the disability.

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(c) Termination for Cause. The Company may at any time by written notice to the Executive terminate this Employment Agreement immediately and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit here-under on and after the date of such notice, in the event that an event of “Cause” occurs. For purposes of this Employment Agreement “Cause” shall mean:

(i) any willful breach by the Executive of any material term of this Employment Agreement, if the Executive fails to reasonably cure such breach within thirty (30) days after the receipt of written notice from the Board of Directors of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a failure or willful breach and of the intent of the Company to terminate the Executive's employment upon the failure of the Executive to reasonably cure such failure or breach; or

(ii) Executive has committed an intentional felonious act of fraud, misappropriation, embezzlement, or theft or an intentional breach of fiduciary duty involving personal profit; or

(iii) the Executive is indicted for any criminal offense constituting a felony or a crime involving moral turpitude (except that Executive shall continue to be entitled to all compensation until a conviction of such offense); or

(iv) the Executive intentionally breaches the provisions of Section 6 of this Agreement.

For purposes of this Employment Agreement, an act, or a failure to act, shall not be deemed willful or intentional, as those terms are used herein, unless it is done, or admitted to be done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the interest of the Company.

(d) Termination without Cause. The Company may terminate this Employment Agreement at any time, without cause, upon thirty (30) days’ written notice by the Company to the Executive and, except as provided in Section 5(a) hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination.

5. Severance Payments.

(a) Certain Severance Payments. If during the Term the Company terminates this Employment Agreement pursuant to Section 4(d) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”), and the Company shall pay to the Executive, subject to Section 6 hereof, the following sums: (i) the Base Salary on the Termination Date for the shorter of (x) twelve (12) months and (y) the remainder of the Term (the applicable period being referred to as the “Severance Period”), payable in monthly install-ments; (ii) benefits under group health and life insurance plans in which the Executive participated prior to termination through the Severance Period; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; and (iv) so long as the Company has achieved its budgeted EBITDA level for the period commencing with the end of the Company’s immediately previous fiscal year through the Termination Date, an amount equal to the product of the bonus paid to the Executive in respect of the immediately preceding fiscal year pursuant to Section 3(g), times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the Termination Date, by (y) 12. If, prior to the date on which the Company’s obligations under clause (i) of this Section 5(a) cease, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under clauses (i) and (ii) of this Section 5(a) on or after the date of such violation. The payment of severance as required by this Section 5(a) may be conditioned by the Company on the delivery by the Executive of a release of any and all claims that the Executive may have against the Company which release shall be in form and substance satisfactory to the Company.

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(b) Severance Payments upon Termination for Cause, Death or Disability. If this Employment Agreement is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof, the Executive (or his estate or representative as applicable) shall receive only the amounts specified in clause (ii), (iii) and (iv) of Section 5(a) hereof.

6. Certain Covenants of the Executive.

(a) Covenants Against Competition. The Executive acknowledges that: (i) he is one of the limited number of persons who will assist with developing the Company’s business; (ii) his work for the Company will bring the Executive into close contact with many confidential affairs not readily available to the public; and (iii) the covenants contained in this Section 6 will not involve a substantial hardship upon the Executive’s future livelihood. In order to induce the Company to enter into this Employment Agree-ment, the Executive covenants and agrees that:

(i) Non-Compete. During the Term and for the Severance Period (the “Restricted Period”), the Executive shall not, in those states in the United States of America in which either the Company or any of its subsidiaries or affiliates then operates, directly or indirectly, (A) in any manner whatsoever engage in any capacity with any business competitive with the Company’s business for the Executive’s own benefit or for the benefit of any person or entity other than the Company or affiliate of the Company; or (B) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company’s business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company’s business. In addition, during the Restricted Period, the Executive shall not develop any property for use in the Company’s business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

(ii) Confidential Information. During the Restricted Period, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s business or the custo-mers of the Company or any subsidiary or affiliate, including, without limitation, files, business relation-ships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing Executive’s duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by the Executive).

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(iii) Employees of and Consultants to the Company. During the Restricted Period, the Executive shall not, directly or indi-rectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its affiliates to terminate employment with, or a consulting relationship with, the Company or such affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

(iv) Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its affiliates.

(b) Rights and Remedies Upon Breach. If the Execu-tive breaches any of the provisions of Section 6(a) hereof (collectively, the “Restrictive Covenants”), the Company and its affiliates shall, in addition to the rights set forth in Section 6(a) hereof, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates.

(c) Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administra-tive agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(d) Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the Restric-tive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants and only in such jurisdiction where the Executive’s alleged violation of the Restrictive Covenants occurred. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such deter-mination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respec-tive jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, sever-able into diverse and independent covenants.

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7. Other Provisions.

(a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage pre-paid, to the parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personal-ly, telecopied, tele-graphed or telexed, or mailed.

(b) Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

(c) Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compli-ance. No delay on the part of any party in exercising any right, power or privi-lege hereunder shall operate as a waiver there-of, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or par-tial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(d) Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

(e) Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7(f) hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

(f) Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposi-tion of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(g) Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h) Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employ-ment Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY: 1847 Holdings LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

Address:	590 Madison Avenue, 21st Floor
New York, NY 10022
Attn: CEO

EXECUTIVE:

Robert D. Barry
Robert D. Barry

Address:

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